Exhibit 10.13

21, March 2025

Raphaël Bousquet

[***]

[***]

[***]

Dear Raphaël Bousquet,

We are pleased to confirm your position of Chief Revenue Officer reporting to Sanjay Beri, Chief Executive Officer.

Your employment in the United Arab Emirates will be on the terms and conditions set out in the contract of employment. This offer letter summary is non-contractual and so far as there is any inconsistency between the terms of this letter and the enclosed contract, the terms of the employment contract will prevail.

As an employee, you will be eligible for the following:

•
Salary – You shall receive a base salary of 1,929,733 AED per year paid in equal monthly installments by direct transfer on or before the last working day of each month to your personal bank.
•
Commission – You will also be eligible to earn commission incentive compensation of up to 1,929,733 AED annually pursuant to the applicable commission plan in place and as amended from time to time. Commission is payable monthly in arrears. The details of the commission plan have been provided in a separate commission plan document.
•
Transport allowance - A car allowance of 1,666.00 AED per month (payable monthly in arrears).
•
Housing allowance - A housing allowance of 15,000.00 AED per month (in accordance with the payment schedule required by the landlord of the property).
•
Education allowance - you will be paid in respect of one dependent child residing with you in the UAE, below the age of eighteen (18) and in full time education, an annual maximum education allowance of 42,000.00 AED, subject to a maximum of AED 3,500.00 per month, payable upon presentation of appropriate school fee invoices to the Employer.

We look forward to your transfer effective June 1, 2025, subject to visa requirements.

Please let me know if you have any questions about these or any other conditions. If you wish to accept our offer of employment, please sign the attached Contract of Employment.

SIGNED by Sanjay Beri
for and on behalf of Netskope, Inc. – Dubai (BR)

/s/ Sanjay Beri	March 21, 2025

Netskope, Inc. – Dubai (BR)

I acknowledge receipt of this statement and accept the terms and conditions of employment that it contains and refers to.

SIGNED by Raphaël Bousquet

/s/ Raphaël Bousquet	March 22, 2025

Netskope, Inc. – Dubai (BR)

(1) Netskope, Inc. – Dubai (BR)

- and -

(2) Raphaël Bousquet

CONTRACT OF EMPLOYMENT

Netskope, Inc. – Dubai (BR)

This Agreement is made on March 22, 2025.

BETWEEN:

(1)
Netskope, INC. – Dubai (BR) a company incorporated under the laws of Dubai Internet City and the Emirate of Dubai, the UAE and operating under trade licence number 97227 whose principal place of business is at United Arab Emirates (the "Employer"); and
(2)
Raphaël Bousquet of [***], bearing Passport Number [***] ("You").

Together referred TO as the Parties.

IT IS AGREED:

1.
DEFINITIONS

“Group” means the Employer and all companies which are associated with the Employer;

“Group Company” means any company within the Group;

"Intellectual Property" means patents, rights in inventions, copyright and related rights, trademarks, trade names, service marks and domain names, rights in get-up, goodwill, registered designs, design rights, semi-conductor topography rights, database rights, confidential information, proprietary rights and any other intellectual property rights, in each case whether registered or unregistered, and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

"Labour Law" means UAE Federal Decree Law No. 33 of 2021 and its Implementing Regulations (as amended).

"UAE" means the United Arab Emirates.

“US” means the United States of America.

2.
COMMENCEMENT OF EMPLOYMENT

Your employment with the Employer will commence on a mutually agreed date to be agreed between the Parties following approval of the employee’s valid work permit (the "Commencement Date"). Your continuous service date is July 31, 2021 (original start date with a Netskope Group Company). You further agree that your service with Netskope Belgium SRL will hereby voluntarily terminate effective the date of your employment start date with Netskope, Inc. - Dubai (BR).

2.1.
Your employment with Netskope, Inc. - Dubai (BR) - is conditional upon:
2.1.1.
You signing a copy of this Agreement.
2.1.2.
The requisite work permissions being obtained on your behalf.
3.
TERM

Your employment will be for a limited period and shall expire on June 1, 2026 (the "Term"). On expiry of the Term, this Agreement shall be automatically renewed unless terminated in accordance with clause 18 below. Any extension or renewal will automatically count towards your continuous service.

Netskope, Inc. – Dubai (BR)

4.
JOB TITLE AND DUTIES
4.1.
You are employed as Chief Revenue Officer. You will be required to undertake such additional duties as the Employer may reasonably require from time to time. You will report to the Chief Executive Officer or such other person as may be authorised by the Employer from time to time and notified to you.
4.2.
You will not during your employment with the Employer, except with the written consent of the Employer, be directly or indirectly engaged, concerned or interested in any other business or occupation whatsoever. During your employment you shall well and faithfully serve the Employer and will endeavour to promote, develop and extend the business and interests of the Employer and shall devote your whole working time and attention to your role.
4.3.
You agree that during your employment you shall not, except as a representative of the Employer, be directly or indirectly engaged, concerned, or have any financial interest in any capacity in any other business (including any family business).
4.4.
If you are required to act as an authorised signatory of the Employer, you agree that you shall perform that role in good faith, shall notify the Employer of any conflicts in the performance of your role and shall adhere to any authorised signatory policy or guidance issued by the Employer, as amended from time to time.
5.
PLACE OF WORK

Your normal place of work is at your home address in the UAE, but you agree and understand that you may be required to travel outside of the UAE as requested by the Employer.

6.
HOURS OF WORK
6.1.
Your normal hours of work are 9:00 am to 6:00 pm Monday to Friday inclusive.
o
You are allowed a one-hour break.
o
You accept that you occupy a senior position and that your role will require you to work beyond ordinary working hours for the proper discharge of your duties. You confirm and accept that due to the nature of your role you are exempt from overtime payment in accordance with the Labour Law.
7.
RESIDENCE VISAS
7.1.
This Agreement is expressly dependent upon you being medically fit to reside and work in the UAE and upon the same being, and continuing to be permitted by the competent authorities in the UAE including but not limited to the Dubai Development Authority (“DDA") (the "Authorities") and upon your holding and continuing to hold a valid national identity card, residence visa and employment ID card (“Immigration Permissions”) as applicable and any other requisite consents, approvals and authorisations from the Authorities and your complying with all other requirements (if any) of the Authorities arising out of your employment with the Employer and otherwise.
7.2.
The Employer will take all reasonable steps required in order to obtain Immigration Permissions for you and will assist with the application for residence visas for your Immediate Family.
7.3.
You agree to provide the Employer promptly with such documents, information and assistance as it may require in obtaining or in any way dealing with your Immigration Permissions and the residence visas for your Immediate Family.

Netskope, Inc. – Dubai (BR)

8.
REMUNERATION
8.1.
Your remuneration, which shall be made up of basic salary and allowances ("Remuneration").
8.1.1.
Your basic salary will be 1,929,733 AED per annum ("Basic Salary") and will be paid in twelve equal instalments, monthly in arrears on the last day of each month, or on the first working day thereafter, by credit transfer into your nominated bank account in the UAE.
8.1.2.
You will be paid a housing allowance at the rate of 15,000.00 AED per month payable by the Employer in accordance with the payment schedule required by the landlord of the property. In the event that your employment is terminated you agree that you will pay to the Employer the pro-rata sum of the accommodation allowance for the remainder of the year for which you will have received the full accommodation allowance.
8.1.3.
You will be paid a transport allowance of 1,666.00 AED per month payable by the Employer monthly in arrears.
8.1.4.
You will be paid, in respect of one dependent child residing with you in the UAE, below the age of eighteen (18) and in full time education, an annual maximum education allowance of AED 42,000, subject to a maximum of AED 3,500 per month, payable upon presentation of appropriate school fee invoices to the Employer.
8.1.5.
In the event that your employment is terminated you agree that you will pay to the Employer the pro-rata sum of the education allowance for the remainder of the year for which you will have received the full education allowance.
8.2.
Your pay will be reviewed each year although there will be no obligation on the Employer to award an upward increase following any such review.
8.3.
The Employer shall be entitled to deduct any amounts owed to the Employer by you from your pay. If on the termination of your employment you owe any money to the Employer, the Employer shall be entitled to deduct any such money from any salary or other payment due to you.
8.4.
Liability for taxation both in the UAE and in your country of domicile/or residence, if different from the UAE, will be your sole responsibility.
9.
BENEFITS
9.1.
Medical Insurance: You and your Immediate Family shall be entitled to medical insurance in accordance with the policy of the Employer as amended from time to time.
9.2.
Annual Flight: Upon completion of each year of employment, you shall be entitled to one economy class annual return flight ticket for you from Dubai to France in accordance with the Employer's policy. For the avoidance of doubt, you will not be entitled to the pro-rated cost of the air tickets in the event that your employment terminates part way through the year.
10.
COMMISSION
10.1.
You are eligible to participate in the Employer's discretionary commission scheme on such terms and subject to such conditions as may be notified to you from time to time by the Employer. Your annual commission target will initially be 1,929,733 AED assuming full achievement of quota. The award of any commission is at the Employer's discretion and any

Netskope, Inc. – Dubai (BR)

award is only paid to employees in service and not under notice on the payment date. You do not have a contractual right to commission and the payment of any commission in one year provides neither an indication nor a guarantee that commission will be paid in any subsequent years. For the avoidance of doubt, any commission awarded shall not form part of your contractual Remuneration, Basic Salary or calculation for end of service gratuity, as applicable, under this Agreement.
11.
EXPENSES

You will be reimbursed for all reasonable travelling, hotel and other out of pocket expenses which are properly incurred by you in or about the performance of your duties and pre-approved entertainment and similar expenses, upon completion of the appropriate forms and on the condition that proper receipts or documents are provided to the reasonable satisfaction of the Employer.

12.
HOLIDAYS
12.1.
The Employer's holiday year runs from January to December. You are entitled to:
12.1.1.
all official holidays as declared for the private sector in the location where you are executing your duties; and
12.1.2.
annual leave of 22 working days per year.
12.2.
Any entitlement to holiday remaining at the end of any calendar year shall lapse without entitlement to payment in lieu thereof unless otherwise agreed by the Employer. Subject to the Employer's approval, a maximum of five days can be carried over to the next year. Such days must be taken before 31 March otherwise these days shall lapse without entitlement to payment in lieu thereof (unless otherwise agreed by the Employer).
12.3.
Holiday entitlement for any part of the year worked will be calculated on a pro rata basis at the rate of days per complete calendar month worked. On termination of your employment, you shall be entitled to pay in lieu of any accrued but untaken holiday calculated on the basis of your basic pay.
12.4.
On termination of your employment if you have taken more holiday than your pro rata holiday entitlement you will be required to repay (including by way of deduction from any monies which would otherwise be payable to you) to the Employer any amount received in respect of the excess.
12.5.
You may be required by the Employer to take any accrued but untaken holiday during your notice period.
13.
SICKNESS ABSENCE
13.1.
Sick leave is available for a maximum period of 90 calendar days of which the first 15 calendar days shall be at full pay, the next 30 calendar days at half pay and the balance of 45 calendar days without pay. If your sickness is due to your negligence, for example, having consumed alcohol or drugs there shall be no entitlement to sick leave or pay.
13.2.
If you are absent from work because of sickness or injury you must:
13.2.1.
notify your direct manager before 9:00 am on the first morning of absence, and if absent for more than one day, keep your direct manager regularly informed of the expected duration of your absence;

Netskope, Inc. – Dubai (BR)

13.2.2.
provide the Employer with a medical certificate from a qualified and licensed UAE medical practitioner approved by the Employer for periods of sickness absence of longer than two days;
13.2.3.
if requested by the Employer undergo a medical examination at the expense of the Employer with a medical practitioner nominated by the Employer; and
13.2.4.
if requested by the Employer give written permission to the Employer to have access to any medical or health report in its complete form prepared by any health professional on your physical or mental condition.
13.3.
Notwithstanding any other provisions in this Agreement, in the event that you are absent from work for more than an aggregate of 90 sick days in any twelve-month period, the Employer may terminate your service in accordance with clause 18 (Termination), even if you would or might forfeit any entitlement to benefit from private medical insurance.
14.
DATA PROTECTION
14.1.
The Employer holds personal information relating to you. By signing this Agreement, you consent to the Employer processing, both manually and by electronic means, both inside and, where necessary, outside the Middle East, your personal and sensitive personal data, for the purposes of the administration and management of your employment and/or the Employer's business.
14.2.
You acknowledge that you may have access to personal and sensitive personal data during your employment with the Employer relating to other employees and you agree to comply with the Employer's data protection policy, as notified to you from time to time, at all times with regard to the handling and transfer of data to the US, the EEC and other countries.
14.3.
By signing this Agreement, you agree and consent to the Employer (and/or any Group Company) monitoring and recording your use of the Employer's emails, fax, computer, mobile device and telephone systems to ensure compliance with applicable UAE laws and for the Employer's (and/or any Group Company's) legitimate business purposes. For the avoidance of doubt, you should not have any expectation of privacy when using the Employer's communication and computer equipment and systems including (but not limited to) messages sent from the Employer's email account or through any internal messaging system.
15.
INTELLECTUAL PROPERTY
15.1.
Any Intellectual Property created by you in the course of your employment is created at the request, and for the benefit, of the Employer. You acknowledge that you have a special obligation to further the interests of the Employer in relation to such Intellectual Property. You agree that you shall, promptly following creation, disclose to the Employer all such Intellectual Property.
15.2.
You acknowledge that (except to the extent prohibited by or ineffective in law) all Intellectual Property and materials embodying any of them shall automatically belong to the Employer as from creation for the full term of those rights and (except to the extent prohibited by or ineffective in law), you hereby assign, by way of present and future assignment, any and all right, title and interest to the Employer.
15.3.
To the extent any Intellectual Property does not vest in or transfer to the Employer automatically pursuant to clause 15.2, you agree to hold such property on trust for the Employer and you shall ensure that (at the Employer's election) such rights are assigned to the Employer and/or that the Employer is granted an exclusive, royalty-free, transferable, irrevocable, worldwide licence (with rights to sublicense through multiple tiers of sub-licensees) to practice such

Netskope, Inc. – Dubai (BR)

non-assignable rights, including, but not limited to, the right to use, reproduce, distribute, translate and modify any of the Intellectual Property. To the extent any of the rights in and to such Intellectual Property can neither be assigned nor licensed to the Employer, you irrevocably waive and agree never to assert such non-assignable and non-licensable rights against the Employer, any of its successors in interest, or any of its customers. No rights of any kind in or to the translation of any Intellectual Property are reserved to or by you or shall revert to or be reserved by or on behalf of you.
15.4.
You agree to do everything necessary or requested by the Employer either during the term, or after the termination of, this Agreement to enable the Employer to own any Intellectual Property created by you in the course of your employment, including formally assigning those rights or assisting the Employer in obtaining registration of those rights in its own name.
15.5.
To the maximum extent permissible by law, you waive any and all present and future moral rights in any Intellectual Property together with all similar and analogous rights in other territories under the relevant legislation in the relevant territory.
15.6.
Rights and obligations under this Agreement shall continue in force after termination of the Employment in respect of any Intellectual Property.
16.
CONFIDENTIALITY
16.1.
You shall not at any time during your employment nor at any time after its termination except for a purpose of the Employer directly or indirectly use or disclose trade secrets or confidential information relating to the Employer or any Group Company or the Employer’s or any Group Company’s agents, customers, prospective customers or suppliers.
16.2.
the business methods and information of the Employer and any Group Company (including prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information);
16.3.
lists and particulars of the Employer's and any Group Company's suppliers and customers and the individual contacts at such suppliers and customers;
16.4.
details and terms of the Employer's and any Group Company's agreements with suppliers and customers;
16.5.
secret manufacturing or production processes and know-how employed by the Employer and any Group Company or its/their suppliers;
16.6.
confidential details as to the design of the Employer's and any Group Companies and its and/or their suppliers' products and inventions or developments relating to future products;
16.7.
details of any promotions or future promotions or marketing or publicity exercises planned by the Employer and any Group Company;
16.8.
details of any budgets or business plans of the Employer and any Group Company; and
16.9.
any information which may affect the value of the business or the shares of the Employer or any Group Company.
16.10.
This obligation will continue after the termination of your employment unless and until any such information comes into the public domain other than through any breach of this clause 16 by you.

Netskope, Inc. – Dubai (BR)

16.11.
All documents and letters including all customer lists relating to the business of the Employer which come into your possession during the course of your employment with the Employer remain the property of the Employer. On termination of your employment you must return to the Employer such documents or letters which may be in your possession and not retain any copies.
17.
SUSPENSION
17.1.
You may be suspended in accordance with applicable law, during the course of an Employer investigation into your performance or conduct or during any disciplinary proceedings. You agree to comply with any conditions attached to the suspension and co-operate with any investigation.
18.
TERMINATION OF YOUR EMPLOYMENT
18.1.
Your employment may be terminated in accordance with the Labour Law including (but not limited to):
18.1.1.
on 30 days‘ written notice;
18.1.2.
without notice in the event of your behaviour falling within any of the prescribed categories referred to in the Labour Law as may be in force at that time (currently Article 44 of the Labour law).
18.2.
In the event that you do not have the appropriate permissions to work, including being in possession of a valid work permit, for any reason whatsoever, the Employer reserves the right to dismiss you without notice.
18.3.
Should you wish to terminate your employment with the Employer you agree to provide the Employer with 30 days' written notice.
18.4.
The Employer reserves the right to make a payment in lieu of any notice period or place you on Garden Leave in accordance with clause 20.
18.5.
On termination of your employment (or at any time if required to do so by the Employer) you shall immediately return to the Employer all of the Employer's property, including any credit card(s), keys, security pass, IT equipment and documents and letters of whatsoever nature or description you may have in any way related to the Employer's business and copies of such documents.
18.6.
On the termination of your employment, you shall execute all documents necessary in order to cancel your work permit and residence visa and the residence visas of your Immediate Family, including documents required by the Authorities and the Employer.
18.7.
After notice of termination has been given either by you or the Employer you agree to cooperate with the Employer to effect a smooth transition of your responsibilities and to ensure that the Employer is aware of all matters being handled by you.
19.
RETIREMENT
19.1.
The Employer's normal retirement age is 65, subject to the UAE's residence visa and work permit regulations, as may be amended from time to time.

Netskope, Inc. – Dubai (BR)

20.
GARDEN LEAVE
20.1.
Following notice to terminate your employment by either party, the Employer may require you not to perform any services (or to perform only specified services) for the Employer during the notice period ("Garden Leave").
20.2.
During any period of Garden Leave the Employer shall be under no obligation to provide any work to, or vest any powers in you. You shall have no right to perform any services for the Employer.
20.3.
During any period of Garden Leave you shall:
20.3.1.
continue to receive your pay and all contractual benefits (excluding commission payments) in the usual way and subject to the terms of any benefit arrangement;
20.3.2.
remain an employee of the Employer and bound by the terms of this Agreement;
20.3.3.
not, without the prior written consent of your line manager, attend your place of work or any other premises of the Employer;
20.3.4.
not, without the prior written consent of your line manager, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser, or other business contact of the Employer; and
20.3.5.
(except during any periods taken as holiday in the usual way) ensure that your line manger knows where you will be and how you can be contacted during each working day;
20.3.6.
if requested by the Employer immediately return all of the Employer's property, including any keys, security pass, IT equipment and documents and letters of whatsoever nature or description you may have in any way related to the Employer's business and copies of such documents; and
20.3.7.
cooperate with the Employer to effect a smooth transition of your responsibilities and to ensure that the Employer is aware of all matters being handled by you.
21.
OBLIGATIONS UPON TERMINATION
21.1.
On termination or at the start of a period of Garden Leave, if applicable, you shall if requested, immediately resign, without any claim for compensation, from any position as a director or officer in relation to the business of the Employer or any Group Company and comply with any requirements of the Employer to dissolve your responsibilities, including but not limited to complying with any board resolution and execute all and any documents necessary as required by the Employer to give effect to this clause.
22.
RESTRICTIVE COVENANTS
22.1.
You expressly undertake that you will not, within Dubai, for a period of twelve (12) months following the termination of your employment for whatever reason:
22.1.1.
solicit or endeavour to entice or discourage from being employed by the Employer an employee of the Employer whether or not such person would commit a breach of contract by reason of leaving service or
22.1.2.
take any action which is prejudicial to the name and/or trading position of the Employer which would or could cause damage to the Employer or any employee of the Employer,

Netskope, Inc. – Dubai (BR)

including but not limited to making any untrue, misleading, defamatory or disparaging oral or written statements about the Employer, its business and/or clients.
22.2.
The restrictions imposed on you by this clause 22 apply to you acting:
22.2.1.
directly or indirectly; and
22.2.2.
on your own behalf or on behalf of, or in conjunction with, any firm, employer or person.
22.3.
The period for which the restrictions in clause 22 apply shall be reduced by any period that you spend on Garden Leave immediately prior to the termination of your employment.
22.4.
In the event that you breach or there is apparent danger that you will breach the covenants referred to in clause 22.1 you acknowledge that the Employer shall suffer irreparable damage and you shall pay the Employer on demand damages at the rate of 30 % of your salary at the time of your termination per day in respect of each breach calculated from the date on which the Employee breached the relevant obligation until the date on which such breach (if capable of remedy) is remedied by the Employee. If the breach is incapable of being remedied, the Employee agrees that they shall pay the sum of three months salary per breach.
22.5.
The parties confirm that this sum represents a genuine pre-estimate of damages that the Employer would suffer and accordingly should not be considered exorbitant. The Employer reserves the right to claim further compensation in the event that damages incurred are greater than the compensation provided under this clause and shall be entitled to take all such remedies available to it.
22.6.
Each of the restrictions in this clause 22 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.
23.
GRIEVANCE AND DISCIPLINARY PROCEDURES

The disciplinary and grievance procedures which apply to your employment with the Employer are contained in the Employer's disciplinary and grievance policies, as notified to you from time to time. For the avoidance of doubt, these procedures are non-contractual.

24.
ENTIRE AGREEMENT AND CHANGES TO YOUR TERMS OF EMPLOYMENT
24.1.
The Agreement together with all and any policies, as may be in place from time to time replaces any previous particulars of employment issued to you and supersedes and replaces all prior agreements, understanding or undertaking whatsoever (whether verbal or written) in respect of your employment in the UAE.
24.2.
The Employer reserves the right to make reasonable changes to any of your terms and conditions of employment and you will be notified of minor changes of detail by way of a general notice to all employees and any such changes will take effect from the date of the notice.
25.
ILLEGALITY
If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Netskope, Inc. – Dubai (BR)

26.
GOVERNING LAW
26.1.
This Employment Contract will be governed by, construed and given effect to in accordance with the DDA Rules and Regulations, the Labour Law and the other laws of the Dubai and the Federal Laws of the UAE laws applicable in Dubai.
26.2.
Each of the parties agrees to submit to the exclusive jurisdiction of the DDA and Dubai courts with regard to any claim or matters arising under this Agreement.
26.3.
References to any legislation and free zone rules and regulations, if applicable, shall be construed as references to legislation and free zone rules and regulations as from time to time amended, re-enacted or consolidated.

Signed by Sanjay Beri duly authorised to sign for and on behalf of the Netskope, Inc – Dubai (BR)	/s/ Sanjay Beri

Print name:	Sanjay Beri

Position:	CEO

Date	March 21, 2025

I Raphaël Bousquet acknowledge receipt of this contract of employment and confirm that I have read, understood and accept the terms and conditions set out.

Signed:	/s/ Raphaël Bousquet

Print name:	Raphaël Bousquet_

Passport number:	[***]

Date:	March 22, 2025

Netskope, Inc. – Dubai (BR)